Exhibit 10.3

SETTLEMENT AND INDEMNITY AGREEMENT

IBIS AGREEMENT dated for reference 2nd day of March, 2015.

BETWEEN:
Protokinetix, Inc. having a business address at 9176 South Pleasant Highway, St. Marys, West Virginia, USA261 70 (the "Company")
AND		OF THE FIRST PART
Standard Bankcorp Inc. having a business address at 6528 Wellington Place, West Vancouver, BC V7W 2Jl (the "Creditor")
OF THE SECOND PART
AND
Mark Ralston (the "Principal") having a mailing address at 6528 Wellington Place, West Vancouver, BC V7W 2Jl
OF THE THIRD PART

WHEREAS:

A.
The Creditor asserts that the Company owes the Creditor a first debt due of $300,000US plus accrued interest of $84,000US (collectively the "First Debt") and that the Company owes the Creditor a second debt of $161,750US ("Second Debt") (collectively the "Amount Owed") for expenses paid, advances made and services rendered by the Creditor to the Company;

B.	The Principal has agreed to enter into this agreement to ensure the performance of the Creditor and give the Company assistances on which the Company relies;
C.	This agreement is an omnibus settlement of all matters between the parties;

NOW THEREFORE TIIlS AGREEMENT WITNESSETH that in consideration of one ($1.00) dollar (the receipt and sufficiency of which is hereby acknowledged) and the mutual covenants and agreements herein contained, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

1.
The Company hereby agrees to issue to the Creditor and the Creditor hereby agrees to accept from the Company 3,840,000 common shares (the "Shares") of the Company at a deemed price of $0.10US per Share in full settlement of the First Debt and the Company agrees to pay $161,750US in full settlement of the Second Debt, including settlement of any interest, subject to the following:

(a)	This agreement shall not be enforceable and the Shares shall not be issued or issuable until the issuance is approved or not prohibited by the British Columbia Securities Commission

("BCSC");

(b)	The Creditor and Principal agree that $60,000US of the Second Debt shall be paid directly to Clarence Smith settling debt of the Creditor to Clarence Smith;

(c)
For a period of 18 months from the date hereof the Company shall have a right of first refusal ("RFR") for the Shares such that when the Creditor intends to sell any Shares the Creditor shall give the Company written notice of the intent to sell and the Company shall have 30 days in which to find buyers or to purchase such Shares itself;

(d)	The Principal warrants as follows:

(i)	That the Principal shall employ all influence with the Creditor to ensure compliance with this agreement;
(ii)	The Principal shall within 10 days of execution of this agreement deliver to the Company all Company property and information in his possession or control and shall cause the Creditor to also do so;
(iii)
The Principal shall assist the Company with all such matters as the Company may reasonably require to deal with historical reviews, financial reports, investigations by any regulators or with proceedings by any party or any other matter regarding the Company in which the Principal has particular knowledge;

2.
A certificate(s) legended as appropriate according to law and recording the RFR representing the Shares in the name of the Creditor shall be issued forthwith upon this agreement being approved by the Board of Directors of the Company (the "Board") and not offending the BCSC. At the time of issuance of the Shares, all necessary action will have been taken by the Board to authorize the issuance of the Shares in the manner contemplated by this agreement.

3.
For due and valuable consideration, the receipt of which is acknowledged, the Creditor and the Principal hereby remise, release, hold harmless, indemnify and forever discharge the Company and any and all affiliates, agents, attorneys, family and any other associates related to their involvement with the Company and its technology and from all manner of action, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, conflicts, claims, damages or third party claims caused by action or negligence of the Creditor or Principal, investigations, consequences of the foregoing, damages and demands, whether known or unknown, suspected or unsuspected, whether at law or in equity, which against the Company the Creditor and the Principal ever had, now has, or which any affiliated company or person has or may have and which hereafter can, shall or may arise by reason of any cause, matter or thing whatsoever existing up to the date of this Agreement or which may arise hereafter from any matter whose cause materially or substantially arises from a fact or claim or circumstance existing on or prior to the date of this Agreement excluding only claims for fulfillment or breach of this agreement.

4.
For due and valuable consideration, the receipt of which is acknowledged, the Company hereby remises, releases, holds harmless and forever discharges the Creditor and the Principal and any and all affiliates, agents, attorneys, family and any other associates related to its involvement with the Company and from all manner of action, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, claims, investigations, consequences of the foregoing, damages and demands, whether known or unknown, suspected or unsuspected, whether at law or in equity, which against them the Company ever had, now has, or which any affiliated company or person has or may have and which hereafter can, shall or may arise by reason of any cause, matter or thing whatsoever existing up to the date of this Agreement or which may arise hereafter from any matter whose cause materially or substantially arises from a fact or claim or circumstance existing on or prior to the date of this Agreement excluding only claims for fulfillment or breach of this agreement.

5.
The Creditor represents and warrants that it has not assigned the Amount Owed, in whole or in part, to any other party. Further, the Creditor agrees that no representations, warranties or covenants have been made as to the past, present or future value of the shares of the Company, or the business or as to the future viability of the Company or its business.

6.	This Agreement constitutes the entire Agreement and supersedes any previous understandings, communications, representations and agreements, whether written or oral.

7.	The parties shall take such further acts and execute such additional documentation as may be necessary from time to time to give full effect to the intent of this agreement.

8.	Each party to this agreement represents and warrants to the other that: at the party is authorized to execute and deliver this agreement;

b.	this Agreement constitutes a valid and binding obligation on the party; and

c.	this Agreement is enforceable against the party in accordance with its terms.

9.	If a provision of this agreement shall be found to be wholly or partially invalid, this Agreement shall be interpreted as if the invalid provision had not been a part hereof.

10.
This Agreement shall enure to the benefit of and be binding upon the parties hereto, and each of their heirs, executors, administrators, successors and permitted assigns. No assignment may be made of any aspect of this agreement except with permission of the other parties which permission shall be at the sole discretion of the permitting parties.

11.	This Agreement may be executed in counterparts, which taken together shall constitute one and the same instrument, and any facsimile signature shall be taken as an original.

12.
Each notice, demand or other communication required or permitted to be given under this agreement shall be in writing and shall be delivered to the other party(ies) at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be deemed to be the second business day following date of delivery thereof. Transmission by facsimile or e-mail, with electronic confirmation, shall be considered delivery. Any party may at any time and from time to time notify the other parties in writing of a change of address.

13.
It is hereby acknowledged by the parties hereto that, as between the Company and the other parties herein, Beadle Raven, Barristers and Solicitors, acts solely for the Company, and that the other parties have been advised to obtain independent legal advice with respect to this agreement.

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14. This Agreement is governed by the laws of the province of British Columbia and the parties agree to submit and attorn to the exclusive jurisdiction of any competent Court in British Columbia any dispute which involves or may involve this agreement.

IN WITNESS WHEREOF the parties have hereunto executed this Agreement as of the day and year first above mentioned.

Protokinetix, Inc Per: /s/ Clarence E. Smith Clarence E. Smith
Standard Bankcorp Inc. Per: /s/ Mark Ralston Mark Ralston, President
/s/ Mark Ralston Mark Ralson

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